Exhibit 99.1
Corel Corporation Announces Date for
First Quarter 2007 Financial Results
OTTAWA, Canada — April 17, 2007 (BUSINESS WIRE) — Corel Corporation (NASDAQ:CREL) (TSX:CRE) today announced that it will issue its earnings release for the first quarter 2007 after the market close on Thursday, April 19, 2007. Corel will host a conference call to discuss the results at 4:30 p.m. EDT on the same day.
To access the conference call, please dial (800) 289-0494 or (913) 981-5520 at least five minutes prior to the 4:30 p.m. EDT start time. A live Web cast of the call will also be available through Corel’s Investor Relations Web site at http://investor.corel.com/events.cfm.
Replay Information:
An audio replay of the call will be available between 7:30 p.m. (EDT) April 19, 2007 and midnight (EDT) May 3, 2007 by calling (888) 203-1112 or (719) 457-0820, passcode: 9622498. The replay will also be available at http://investor.corel.com/events.cfm.
About Corel
Corel is a leading developer of graphics, productivity and digital media software with more than 100 million users worldwide. The Company’s product portfolio includes some of the world’s most popular and widely recognized software brands including CorelDRAW® Graphics Suite, Corel® Paint Shop Pro®, Corel® Painter™, Corel DESIGNER®, Corel® WordPerfect® Office, WinZip® and iGrafx®. In 2006, Corel acquired InterVideo, makers of WinDVD®, and Ulead, a leading developer of video, imaging and DVD authoring software. Designed to help people become more productive and express their creative potential, Corel’s software strives to set a higher standard for value with full-featured products that are easier to learn and use. The industry has responded with hundreds of awards recognizing Corel’s leadership in software innovation, design and value.
     Corel’s products are sold in more than 75 countries through a well-established network of international resellers, retailers, original equipment manufacturers, online providers and Corel’s global websites. The Company’s headquarters are located in Ottawa, Canada with major offices in the United States, United Kingdom, Germany, China and Japan. Corel’s stock is traded on the NASDAQ under the symbol CREL and on the TSX under the symbol CRE.
© 2007 Corel Corporation. All rights reserved. Corel, CorelDRAW, Paint Shop Pro, Painter, Corel DESIGNER, WordPerfect, WinZip, iGrafx, the Corel logo, InterVideo, Ulead and WinDVD are trademarks or registered trademarks of Corel Corporation and/or its subsidiaries. All other product, font and company names and logos are trademarks or registered trademarks of their respective companies.

CRELF
Media Contact:
Corel Corporation
Catherine Hughes
(613) 728-0826 x 1659
catherine.hughes@corel.com
Investor Contact:
The Blueshirt Group
(415) 217-7722
Todd Friedman, todd@blueshirtgroup.com
Stacie Bosinoff, stacie@blueshirtgroup.com